WHITEMARK HOMES, INC.
                 Notice of Annual Meeting of Stockholders
                          to be held May 18, 2002


Oviedo, Florida
April 15, 2002

PLEASE TAKE NOTICE that the Annual Meeting of the Stockholders of Whitemark Homes, Inc. will be held on May 18, 2002 at the Hyatt Regency inside the Orlando International Airport at 9300 Airport Blvd., Orlando, Florida 32827. The meeting will convene at 11:00 a.m. (Eastern Time), for the purpose of considering and acting upon the following:

    (1)   the election of directors;
    (2) the ratification of Beemer, Pricher, Kuehnhackl & Heidbrink, P.A. as independent auditor for fiscal year 2002; and
    (3) the transaction of such other business as may properly come before the meeting.

The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 1, 2002 will be entitled to notice of the meeting. The Company's majority stockholders have consented to vote in favor of all proposals, so the Company is not soliciting proxies from the other stockholders. In lieu of a proxy, the Company has prepared an Information Statement pursuant to Section 14c of the Securities Exchange Act of 1934. Stockholders are cordially invited to attend the meeting.

                                        Scott D. Clark
                                        Secretary




                           INFORMATION STATEMENT
                           WHITEMARK HOMES, INC.
                     650 South Central Ave., Ste. 1000
                          Oviedo, Florida   32765
                              (800) 270-4950

This Information Statement is furnished to all holders of record of the common stock, $.001 par value, as of the record date of April 1, 2002, in connection with proposed actions to be taken at the annual meeting by holders of a majority of the issued and outstanding shares of common stock. This information statement is being mailed to you on or about April 15, 2002.

The voting securities of the Company consist of shares of its common stock. Each share of common stock entitles its owner to one vote, and cumulative voting is not allowed. The holders of record of 45% of the outstanding shares of the common stock constitute a quorum for the transaction of
business at the meeting.   A majority of the shares represented and
entitled to vote at the meeting is required for an affirmative vote. There are no dissenters' rights of appraisal.

The number of shares outstanding of the common stock at the close of business on April 1, 2002 was 13,542,112. As of that date, Larry White, Chairman of the Board and President of the Company, held 5,184,120 shares and the Adkinsons held 4,500,000 shares of the total shares outstanding. A voting agreement exists among Larry and Patricia White, Wayne Adkinson, Chad Adkinson and Mike Adkinson whereby all 9,684,120 shares (71.51%) are voted the same. The Whites and the Adkinsons have indicated that these shares will be voted in favor of the election of each director and in favor of the ratification of auditors. Therefore, since their shares satisfy the quorum and voting requirements for each proposed item, all items will be passed without the necessity of other shareholders casting a vote.

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A
Proxy


                           ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of four members. Each director is elected at the annual meeting of shareholders to hold office until the next annual meeting of shareholders and until his/her successor has been elected and qualified. Currently serving as directors are: Larry White, Scott D. Clark, Hugh W. Harling, Jr., and Karen Lee. Andrea M. Williams O'Neal resigned as a director effective January 15, 2002 due to her commitments with the Texas Arts & Crafts Foundation. The following table sets forth information concerning the persons currently serving as directors of the Company and a new person running for election. Following the table is biographical information on the directors running for election.

                                     1

                                                   Date First
                                 Position With      Elected
         Name             Age     the Company      as Director
---------------------    -----   ---------------   -----------
Larry White               53      Chairman and       2000
                                   President
Scott D. Clark            46      Director and       2000
                                   Secretary
Hugh W. Harling, Jr.      58      Director           2000
Karen Lee                 42      Director           1989
Mitchell R. Gordon        36     Proposed Director     -

Larry White graduated from Lamar University with a BBA in accounting in May 1972. Mr. White began his career as a Certified Public Accountant with Arthur Anderson & Company in Houston, Texas. His responsibilities as a senior auditor gave him excellent experience in the importance of "cash flow management" and overall "bottom line" results. His accounting and auditing experience exposed him to a variety of companies, from small private corporations to large publicly traded Fortune 500 companies. Since 1976, Mr. White has been in the real estate business. His real estate career began with Harris Development Corporation in Houston, Texas. As executive vice president, he was responsible for product development, construction and marketing of apartments, condominiums, town homes, single family homes and subdivision development. This division generated over $20 million in annual revenues. Some of the developments were syndicated via limited partnerships of which Mr. White was responsible for the negotiations and financing related thereto. Prior to forming Whitemark, Mr. White was vice president of Woodlands Commercial Development Corp. and general manager of Hometown Builders in Houston, Texas. He was responsible for creating and operating a construction/development company as a subsidiary of The Woodlands Corporation (a nationally recognized 25,000 acre master planned "new town" community). This company developed apartments, town homes, condominiums, patio and single family detached housing. Annual revenues were between $15 - $25 million with Mr. White's responsibilities including feasibility, market studies and land planning. From 1985 to the present Mr. White has been the president of Whitemark.
Mr. White's overall responsibilities include land acquisition and development, financing, home construction, marketing and sales. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Scott D. Clark was admitted to the Florida Bar in 1980 and is with the law firm of Scott D. Clark, P.A. in Winter Park, Florida. He specializes in Real Property Law, Land Use Planning and Development Law, Banking Law, Special Tax District Bond Financing, and Condominium Law. He is a member of the Orange County Bar Association and Member Sections on Real Property, Probate and Trust Law, Corporation, Banking and Business Law, Tax, Condominium and Planned Development Committees of the Florida Bar. He graduated from the University of Florida with a degree in Journalism and a law degree, both with high honors. He is a member of Phi Kappa Phi and the Order of the Coif. Mr. Clark was on the University of Florida Law Review, 1978-1979 and authored, "1979 Statutory Reform Partially Solves Usury Regulation Defects". He has been appointed to the Seminole County Citizens' Concurrency Advisory Committee, and the Seminole County Road Impact Fee Advisory Committee. Additionally, Mr. Scott sits on the Seminole County Development Advisory Board, the Executive Committee of the Home Builders Association of Mid-Florida Board of Directors, and Florida Christian College Advisory Board.

                                     2

Hugh W. Harling, Jr., P.E., is the founder and owner of an engineering firm in Central Florida integrating civil engineering, land planning and surveying since June 1980. Prior to forming his own firm, he served as regional manager of a large local consulting engineering and planning firm, where he managed the firm's expanding operations in surveying, land planning, civil and environmental engineering design. He graduated from the University of Florida with a Civil Engineering degree and obtained a Master of Business Administration from Florida State University. Mr. Harling's expertise is land development, comprehensive planning, and utilities and drainage sanitary engineering. Mr. Harling is a board member of the Mid-Florida Home Builders Association, former mayor of Altamonte Springs, Florida, member of the Underground Utilities Examining Board, past president of the Florida Planning and Zoning Association, and a member of the National and American Society of Civil Engineers.

Karen Lee graduated with high honors from Cisco Junior College. She administers the operation of the Company's offices in Springtown, Texas, does much of the research and writing for filing of Securities and Exchange Commission documents, and performs transfer agent duties and stockholder record keeping for the Company. She is a member of the Southwest
Securities Transfer Association, Inc.   Ms. Lee has been employed by the
Company for the past 22 years.

Mitchell R. Gordon, proposed director, graduated with a B.S. in Business Administration from Towson State University and an MBA in Business Administration from the University of Maryland. He worked as a Research Analyst for Legg Mason Real Estate Research Group in 1988 and 1989. He was a Senior Consultant with David J. Burgos & Associates from 1990 through 1993, and a Senior Manager with KPMG Peat Marwick, LLC from 1993 through 1997. From 1997 to the present he has been employed as the Chief Financial Officer for Soundelux Entertainment Group. Mr. Gordon's responsibilities included all accounting and administrative functions. He performed reviews of weekly and monthly financial reports for a $130 million organization with over 300 employees, directly supervising a staff of six employees with more than thirty subordinates. He maintained a position on the finance committee, made regular reports to the board of directors, and prepared budgets. In addition, Mr. Gordon facilitated legal matters, maintained banking relationships, and coordinated efforts with external auditors. Recent accomplishments include identification, negotiation and execution of four strategic acquisitions and several spin-off situations. Mitchell Gordon is a Certified Public Accountant and is a member of the AICPA, FICPA and NACPA.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U. S. securities laws, directors, executive officers and persons holding more than 10% of the Company's common stock must report their initial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and the Company. The SEC has designated specific deadlines for these reports and the Company must identify those persons who did not file these reports when due. Based solely on a review of reports filed with the Company, several persons (Chad Adkinson, Wayne Adkinson, Mike Adkinson, Scott D. Clark, Hugh W. Harling, Jr., William Rigsby and Larry White) did not file all reports on time regarding transactions in the Company's securities required to be filed for
2001 by Section 16(a) under the Securities Exchange Act of 1934.   Each of
the Adkinsons, William Rigsby and Larry White filed one late report

                                     3

representing one transaction per person. Hugh W. Harling, Jr. and Scott D. Clark filed two late reports representing two transactions per person. Though the required reports were not filed timely, they were subsequently filed after the year end; accordingly, there is no failure to file the required reports.


                       BOARD AND COMMITTEE MEETINGS

During the year ended December 31, 2001, the Board held 13 meetings either by actual meeting, telephone conference, or written consent resolutions. All directors participated in at least 75% of the meetings.

The Board maintains a standing Audit Committee, Compensation Committee and Nominating Committee. Larry White and Karen Lee are the sole members of the Nominating Committee. Scott D. Clark, Hugh W. Harling, Jr. and Larry White are the sole members of the Compensation Committee. Scott D. Clark and Hugh W. Harling, Jr. are the sole members of the Audit Committee at this time. During the year 2001, Andrea M. Williams O'Neal was also a
member of the Audit Committee.    These committees met twice during the
year with all members of the committees attending each meeting.

The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to the Company's officers, directors, and employees (see "Compensation"). The primary function of the Nominating Committee is to select nominees for director. After the resignation of a director during 2002, the Nominating Committee recommended a new director to run for election to fill the position. In the event a new director is needed in the future, the Nominating Committee would consider nominees recommended by security holders (see "Stockholder Proposals"). The Audit Committee oversees and reports to the Board concerning the general policies and practices of the Company with respect to accounting, financial reporting, and internal auditing and financial controls (see "Report of the Audit Committee"). The Board has not adopted a written charter for the Audit Committee. The members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange.


                                MANAGEMENT

All of the Company's officers are executive officers who serve, unless otherwise specified by the Board, for a term of one year or until their successors are elected or appointed and qualified. The following table sets forth certain information with respect to the executive officers currently serving the Company.

                                                    Date First
                                    Position With    Elected
      Name                   Age      the Company  as Officer
-------------------        ----  ----------------  ----------
Larry White                 53     Chairman and        2000
                                    President
Scott D. Clark              46     Secretary           2000
William Rigsby              42     Vice President      2000
Wayne Adkinson              46     Vice President      2001
Mitchell R. Gordon          36     Chief Financial     2002
                                    Officer

                                     4

See Election of Directors for biographical information about Larry White, Scott D. Clark and Mitchell R. Gordon.

Larry Wayne Adkinson has been involved in the real estate development and home building business since 1980, first as project manager for Regal Homes and Precision Component Inc. From 1982 through 1985 he was the president of the Commercial Building Division of Capital Construction Company, president of the Home Builders Division of American Designer Homes, and executive vice president of DGI. He was the president of Adkinson Construction Company from 1993 through 1997. He was the vice president of North Florida Consulting, Inc. from 1998 through November 21, 2001, and has been the president since that date. Mr. Adkinson has extensive experience in developing prestigious waterfront resort properties and upscale homes, including single family and condominium units, and has been involved in approximately fifty projects.

William Rigsby graduated from Lamar University in Beaumont, Texas, in 1982. He earned a BS degree in industrial engineering with post graduate work including engineering administration, applications of basic management theory in the engineering environment, computer aided design, and manufacturing analysis. His academic achievements placed Mr. Rigsby on the Dean's List as well as the ALPHA PI MU National Engineering Honor Society. He began his career in 1978 as the production and design manager for Beaumont Homeowners Construction Co. in Beaumont, Texas. He was responsible for job scheduling, warehousing, bid preparation and materials procurement. Mr. Rigsby served as purchasing manager for the Woodlands Development Corporation, DBA Hometown Builders (a division of Mitchell Energy & Development) and as a senior construction supervisor for Friendswood Development Corp., DBA Village Builders (a division of Exxon Co. USA). His tenure with the two companies gives Mr. Rigsby extensive experience in implementing efficient purchasing procedures, personnel management and computerized contracting systems. Mr. Rigsby has an excellent history of delivering housing units on schedule and at or below budget/proforma targets resulting in him being a recipient of the "Golden Nail" award. Mr. Rigsby has worked for Whitemark for the past twelve years. As vice president and operations manager of Whitemark, Mr. Rigsby's responsibilities include construction management, purchasing, and estimating for all land development and residential construction. His education and experience in engineering brings a high degree of discipline in the areas of critical path scheduling, materials usage and individual time studies for on site and office tasks. He develops and maintains purchasing and estimating systems. Mr. Rigsby is a state certified general contractor, a member of the Mid-Florida Home Builders Association and American Institute of Industrial Engineers.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Following is a description of significant relationships and related transactions between the Company and management during the year ended December 31, 2001.

During 2000 the Company constructed an office building for Larry White that the Company began leasing from him in November 2000 for its principal offices. The Company's lease obligations to be paid to Mr. White for this 4,400 square foot office space are $74,800 per year through 2005.

                                     5

The Company has borrowed funds from officers and from a director for
development projects.   Some of these loans  are due as homes are sold.
Others are due upon arrangement of other financing or on sale of the project. Balances at December 31, 2001 and 2000 totaled $18,484,126 and $135,000.

The Company is due amounts from related parties for various costs incurred with regard to properties owned by these related parties in anticipation of further development of these properties by the Company. Such amounts are generally recouped as the projects get underway.


                               COMPENSATION

The following table sets forth certain information as to the Company's chief executive officers and vice presidents for the past three fiscal years. There is no other compensation to other officers or employees that would require disclosure under this item.

                                                                   Other
         Name and                    Salary Cash     Bonus Cash    Compen-
    Principal Position       Year    Compensation   Compensation   sation**
-----------------------      ----    ------------   ------------  ----------
Kenneth Owens                1999      $ 17,500      $  6,000            -
CEO through June 2000        2000        11,000            -             -

Larry White                  2000      $123,000*     $148,041*      $13,353*
CEO beginning July 2000      2001       168,000       113,154         5,040

William Rigsby               2000      $ 88,000*     $ 36,672*      $13,200*
VP beginning July 2000       2001       120,875         3,000         3,440

Larry Wayne Adkinson         2001      $ 78,000*      $ 3,000*      $10,145*
VP beginning Nov. 2001

*The amounts presented reflect salary received for the entire year. **Other compensation includes a vehicle allowance and contributions to a "SIMPLE" retirement plan.

Director Compensation

Based on a $1,500 fee per face to face meeting, the Company paid a $1,500 fee to each director during 1999 and 2000. In 2001 three directors were paid $3,000 each and two directors were paid $1,500 each. During 2000, directors also received 300 shares of restricted common stock, and during 2001, a total of 2,000 restricted common shares were issued to directors.

Compensation Committee Report on Executive Compensation

The Board of Directors delegates responsibility for executive compensation to the Compensation Committee which is presently comprised of three of the directors on the Board, Scott D. Clark, Hugh W. Harling, Jr. and Larry White. The Committee approves all of the policies under which compensation is paid or awarded to the chief executive officer, reviews, and, as required, approves such policies for executive officers, key management, and directors, and oversees the administration of executive compensation programs. The Compensation Committee meets at least annually to consider

                                     6

and make its determinations for the ensuing year. The Committee determines compensation for the chief executive officer based on its assessment of the individual performance of the officer, a review of the Company's operating performance, including but not limited to, earnings per share, cash flow generation, revenues, operating income, and strategic acquisitions, an analysis of total returns to shareholders relative to total returns generated by comparable public companies and a review of compensation of the chief executive officers of companies with businesses of comparable size.

Based on the committee's review, an employment agreement dated January 2002 was executed between Larry White and the Company. The three year contract, subject to review each year, calls for a salary of $250,000 per year, plus an annual bonus equal to 10% of the Company's net income. The bonus is subject to a cap of 200 percent of the base salary amount. On the first anniversary date of the agreement additional deferred compensation of $50,000 will also be paid. The agreement also entitles Larry White an option to purchase 1,000,000 shares of restricted common stock at the value of the stock on January 2, 2002 ($1.10 per share).

An employment agreement dated April 2002 was executed between Mitchell R. Gordon and the Company. The three year contract, subject to review each year, calls for a salary of $100,000 per year, plus an annual bonus equal
to 1% of the Company's net income.   The bonus is subject to a cap of 200
percent of the base salary amount. On the first anniversary date of the agreement additional deferred compensation of $42,000 will also be paid. The agreement also entitles Mr. Gordon options to purchase 450,000 shares of restricted common stock, 100,000 at $1.84 per share, and 350,000 at prices to be determined as the Company reaches certain market capitalization amounts.

An employment agreement with key employee, Michael Adkinson, was a part of the North Florida Consulting, Inc. ("NFC") acquisition effective October 1, 2001. The agreement requires that he be employed for the next five years as general manager of the subsidiary company, NFC. The agreement calls for salary to Mr. Adkinson of $182,000 per year. In addition, Adkinson will earn a bonus equal to 30% of the net profits from certain ongoing real estate development opportunities that were listed in an exhibit to the acquisition agreement. The bonus will be payable only out of the revenues generated by the subsidiary from the specific projects when completed.

The Company currently has the following outstanding warrants. Edward E. Browning and William D. Rigsby are holding warrants that may be exercised to purchase 100,000 restricted shares each at $1.10 per share anytime prior to January 2, 2006.

The committee recommended to the Board that directors' fees be set at $1,500 cash and 100 shares of restricted stock per director for each face to face meeting, and 500 shares of restricted stock as a bonus for 2001.

In September 1998, the Company filed an S-8 registration statement registering 200,000 common shares for a Stock Compensation Plan recommended by the committee and adopted by the Board. The Plan allows the directors to issue common stock as compensation for services provided by employees, officers, directors, agents, consultants, and advisors. The Plan allows these service providers to acquire proprietary interests in the Company in exchange for their services. These interests provide incentives for high levels of service. No shares were issued under the Plan during

                                     7

1998 or 1999. During 2000, 203,350 S-8 shares were issued to employees and consultants (shares not previously used were adjusted for a forward split). During 2001, the issuance of 75,495 S-8 shares to employees and consultants was approved. There are currently 1,905 registered S-8 shares still available for issuance. Also approved was the issuance of 19,387 restricted common shares to employees and consultants.

Members of the Compensation Committee:            Scott D. Clark
                                                  Hugh W. Harling, Jr.
                                                  Larry White

Performance Graph - Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of a peer company in the same line of business. Since the Company was listed on the "Pink Sheets" for part of the year, there was no published index on this market for comparison. In addition, it should be noted that the shareholder return on the Company's common stock from 1996 through the beginning of 2000 represented return on an investment in the Company's previous energy-related business. The graph assumes that the value of the investment in the Corporation's Common Stock and the peer company was $100 at December 31, 1996. WTMK's numbers reflect a 1-for-3.5 reverse stock split in 1997 and a 2-for-1 forward stock split in 2000.


Comparison of Five-Year Cumulative Total Return for Fiscal Years Ended
December 31

                      1996     1997     1998     1999     2000     2001
                     ------   ------   ------   ------   ------   ------
WTMK Stock           100.00   132.00    88.00    22.18    23.38    24.20

Peer Stock in        100.00    44.38    22.19    97.63    37.72    48.28
Same Industry
Century Builders
Group Inc.)


                          PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the Company's common stock as of April 1, 2002 with respect to (i) each person known by the Company to own beneficially more than 5% of the Company's common stock,
(ii) each of the Company's directors, and (iii) all directors and officers of the Company as a group. The title of class is common stock, $.001 par value.

                                     8

                                        Number of Shares
           Name and                      Beneficially           Percent of
    Address of Stockholder                  Owned                 Class
 ----------------------------            ------------           ----------
 Larry and Patricia White                  5,184,120               38.28%*
 1437 Chippewa Lane
 Geneva, FL   32732

 Wayne Adkinson                              100,000                 .74%*
 20874 US Hwy. 331
 Freeport, FL   32439

 Scott D. Clark                               65,300                 .48%
 655 W. Morse Blvd., Ste. 212
 Winter Park, FL   32789

 Mitchell R. Gordon                               -                    -
 7938 Westminster Abbey Blvd.
 Orlando, FL   32835

 Hugh W. Harling, Jr.                         12,900                 .10%
 746 Florida Blvd.
 Altamonte Springs, FL   32701

 Karen Lee                                    22,208                 .16%
 104 Fossil Court
 Springtown, Texas  76082

 William Rigsby                              321,000                2.37%
 2958 Division Street
 Oviedo, FL   32765

All directors and officers                 5,705,528               42.13%
 as a group (7 persons)

 Chad Adkinson                               100,000                 .74%*
 814 Site C-6 Road
 Freeport, FL   32439

 Mike Adkinson                             4,300,000               31.76%*
 502 Greenway Cove
 Niceville, FL   32578

Note: The stockholders identified above have sole voting and investment power with respect to the shares beneficially owned by them, with the exception of those marked with an asterisk (see next paragraph).

* A voting agreement exists among Larry and Patricia White, Wayne Adkinson, Chad Adkinson and Mike Adkinson whereby all 9,684,120 shares (71.51%) are voted the same. The voting agreement provides that for a period of three years Larry White has the power to direct the voting of the shares of Whitemark's common stock held by each of the Adkinsons in the same manner that Larry White votes his shares. The only exception is that the Adkinsons may direct Larry White's vote on the election of one individual to the board of directors.

                                     9


Changes in Control

No changes in control occurred during 2001.


        PROPOSAL TO RATIFY THE ELECTION OF INDEPENDENT ACCOUNTANTS

Pursuant to the recommendation of the Audit Committee, the Board has selected Beemer, Pricher, Kuehnhackl & Heidbrink, P.A. to audit the
accounts of the Company and its subsidiaries for 2002.   A representative
of the firm is expected to be present at the Meeting. He will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

During the year ended December 31, 2001, fees billed to the Company by the firm of Beemer, Pricher, Kuehnhackl & Heidbrink, P.A. totaled $29,350 in connection with professional services rendered in connection with the audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements in the Company's Forms 10-Q. No fees were billed by the firm for financial information system design and implementation fees, nor any other fees unrelated to the financial statements.

There are no disagreements between the Company and its auditor Beemer, Pricher, Keuhnhackl & Heidbrink, P.A.


                       REPORT OF THE AUDIT COMMITTEE

The Audit Committee recommended to the Board the selection of the Company's accountant, reviewed written disclosures and letters from the independent accountant, discussed with the independent accountant matters relating to its independence, and reviewed and discussed the audited financial statements with Management. The discussions included matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). On the basis of these discussions and reviews, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.


Members of the Audit Committee:                            Scott D. Clark
                                                      Hugh W. Harling, Jr.


                               OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.


                                   COSTS

No proxies are being solicited for this meeting. The entire cost of preparing, assembling, printing, and mailing the Information Statement will

                                     10

be paid by the Company. The Company will request banks, brokers and other fiduciaries to send the Company's Information Statement to their principals, and the Company will reimburse said fiduciaries for their mailing and related expenses.


                                 FORM 10-K

A copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for the Company's fiscal year ended December 31, 2001 is enclosed with this Information Statement. It is also available for download at various Internet web sites or from the SEC's web site at www.sec.gov.


                           STOCKHOLDER PROPOSALS

Any interested stockholder may submit a proposal concerning the Company to be considered by the Board for inclusion in the Information Statement or Proxy Statement and form of proxy relating to next year's Annual Meeting of Stockholders. In order for any proposal to be so considered, the proposal must be in writing and received by the Company on or before January 15, 2003. Stockholder proposals should be submitted to the Company at: 650
South Central Avenue, Ste. 1000, Oviedo, Florida   32765.


BY ORDER OF THE BOARD OF DIRECTORS          Scott D. Clark,  Secretary
                                            Oviedo, Florida





                                     11